Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

February 17, 2026

The Board of Directors

RenX Enterprises Corp.

100 Biscayne Blvd., #1201

Miami, Florida 33132

Dear Ladies & Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which registers the resale by the holders thereof of an aggregate of 63,052,966 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of RenX Enterprises Corp., a Delaware corporation (the “Company”), which includes (i) up to an aggregate of 24,300,975 shares of Common Stock issuable upon the conversion of certain senior convertible promissory notes in the aggregate principal amount of $6,042,985.39 (the “Notes”) at the conversion price of $0.281 per share (assuming the Notes accrued interest at 12% for a period of thirteen (13) months), without giving effect to any default interest or penalties which may accrue thereunder, (ii) up to 21,505,287 shares of Common Stock issuable upon the exercise of certain accompanying warrants (the “First Warrants”), which First Warrants are exercisable immediately upon issuance, and (iii) up to 17,246,704 shares of Common Stock issuable upon the exercise of certain accompanying warrants (the “Second Warrants” and, together with the First Warrants, the “Warrants”), which Second Warrants cannot be exercised unless and until Stockholder Approval is obtained. The Notes and Warrants were issued and sold to the Selling Stockholders in a private placement offering, pursuant to the terms of that certain Securities Purchase Agreement, dated as of February 12, 2026 (the “Purchase Agreement”), between the Company and the Selling Stockholders. Except as otherwise provided herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto; (ii) the Purchase Agreement; (iii) the form of Notes; (iv) the form of First Warrants; (v) the form of Second Warrants; (vi) resolutions adopted by the Board of Directors of the Company (the “Board”); (vii) the amended and restated certificate of incorporation of the Company, as amended; (viii) the second amended and restated bylaws of the Company; and (ix) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

The Board of Directors

RenX Enterprises Corp.

February 17, 2026

With respect to the Shares we express no opinion to the extent that future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Notes and/or the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued upon the conversion of the Notes in accordance with the terms of the Notes or upon exercise of the Warrants in accordance with the terms of the First Warrants or the Second Warrants, as applicable, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP